Exhibit 99.1

Sysco 1Q12 Earnings Results November 7, 2011

2 Forward-Looking Statements Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding our guidance for fiscal 2012, including fiscal 2012 estimates with respect to capital spending, capital expenditures and gross expense related to our Business Transformation Project, pension expense and fuel expense. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Factors impacting these forward-looking statements include the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2012 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011, we took additional time to test the underlying ERP system and are taking additional time in fiscal 2012 to improve the underlying systems prior to larger scale development, and these actions have caused a delay in the project; until we reach the point where the underlying system functions as intended, our development timeline is uncertain. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Pension expense and fuel expense may vary from projections based on performance of plan assets and fluctuations in fuel costs, respectively, both of which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers' demand for meals served away from home. For a discussion of additional factors impacting Sysco's business, see the Company's Annual Report on Form 10-K for the year ended July 2, 2011, as filed with the Securities and Exchange Commission.

Bill DeLaney President & CEO 3

1Q12 Highlights 4 Adjusted1 Adjusted1 Reported Reported $ Millions 1Q12 YOY % Change 1Q12 YOY % Change Sales $10,586 8.6% $10,586 8.6% Gross Profit $1,948 5.5% $1,948 5.5% Operating Expenses $1,402 5.3% $1,438 7.3% Operating Income $546 6.1% $509 0.6% Net Earnings $325 8.8% $303 1.2% EPS $0.55 7.8% $0.51 0.0% 1 "Adjusted" financial results exclude the impact of COI and gross business transformation expenses and are Non-GAAP financial measures. See Non-GAAP Reconciliations at the end of this presentation.

Key Takeaways 5 The pace and extent of the economic recovery remains uneven and difficult to predict We are focused on strengthening our competitive position and providing a strong foundation for long-term growth Sysco's capabilities are unique in the industry and position us well to achieve our financial and strategic goals

Chris Kreidler EVP & CFO 6

Sales Growth 7 Total Sysco (CHART) 1 Components of Sales Growth 7.4% 5.8% 9.1% 8.5% 8.6% 1 Real growth defined as the nominal change in sales growth less inflation, acquisitions, and foreign exchange

Gross Profit Trend 8 +5.5% YOY (CHART) ($ in millions)

Operating Expenses 9 (YOY change; $ in millions) 1 See Non-GAAP reconciliations at the end of this presentation. 1Q12 Reported operating expense +7.3% Adjusted1 operating expense +5.3% Excluding gross business transformation expense and COLI

Operating Income 10 1 Excludes impact of COLI and gross business transformation expenses. See Non-GAAP reconciliations at the end of this presentation. +6.1% YOY1 (CHART) ($ in millions)

EPS 11 (CHART) (CHART) 1 Excludes impact of COLI and gross business transformation expenses. See Non-GAAP reconciliations at the end of this presentation. +7.8% YOY

1Q12 Highlights 12 Adjusted Results1 Adjusted Results1 $ Millions 1Q12 YOY % Change Sales $10,586 8.6% Gross Profit $1,948 5.5% Operating Expenses $1,402 5.3% Operating Income $546 6.1% EPS $0.55 7.8% 1 Excludes impact of COLI and gross business transformation expenses. See Non-GAAP reconciliations at the end of this presentation.

Capital Expenditures 13 (CHART) Capital Expenditures ($ millions) 1Q12 New facilities under construction: Long Island, Boston, Central Texas Expansions underway in several locations

FY12 Guidance 14 Guidance FY12 Status Capital spending $700 - 750 million Prior estimate $750 - 800 million Business Transformation CapEx (included in above) $100 - 120 million No change Gross Business Transformation expense $250- 275 million Prior estimate $280 - 300 million Pension expense $25 million lower than FY11 No change Fuel expense $25 - 35 million higher than FY11 Prior estimate $35 - 45 million

15

Non-GAAP Reconciliations 16

1Q12 Financial Results 17

1Q12 Financial Results (continued)

	13-Week Period Ended October 1, 2011			
	GAAP	Business Transformation	COLI	Non-GAAP
Operating expenses	$ 1,438,260	$ (37,005)	$ 794	$ 1,402,049
Operating income	509,340	37,005	(794)	545,551
Tax impact of adjustments		13,655		13,655
Net earnings	302,653	23,350	(794)	325,209
Diluted earnings per share	$ 0.51	$ 0.04	$ -	$ 0.55

	13-Week Period Ended October 2, 2010			
	GAAP	Business Transformation	COLI	Non-GAAP
Operating expenses	$ 1,339,864	$ (21,476)	$13,518	$ 1,331,906
Operating income	506,240	21,476	(13,518)	514,198
Tax impact of adjustments		8,006		8,006
Net earnings	299,069	13,470	(13,518)	299,021
Diluted earnings per share	$ 0.51	$ 0.02	$ (0.02)	$ 0.51

	13-Week Period Change in Dollars		13-Week Period % Change	
	GAAP	Non-GAAP	GAAP	Non-GAAP
Operating expenses	$ 98,396	$ 70,143	7.3%	5.3%
Operating income	3,100	31,353	0.6%	6.1%
Net earnings	3,584	26,188	1.2%	8.8%
Diluted earnings per share	$ -	$ 0.04	0.0%	7.8%

Good things come from Sysco 18

($in 000's) 1Q11 2Q11 3Q11 4Q11 1Q12 Operating Income 506,240 437,025 427,487 560,750 509,340 Less: COLI (gain) loss (13,518) (10,335) (5,655) 1,310 (794) Gross Business Transformation expense 21,476 24,239 24,289 32,623 37,005 Adjusted Operating Income excluding COLI and gross business transformation expenses 514,198 450,929 446,121 594,683 545,551 Operating Income and Margin 19